Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of VALIC Company II of our report dated October 27, 2020, relating to the financial statements and financial highlights, which appears in Aggressive Growth Lifestyle Fund’s, Capital Appreciation Fund’s, Conservative Growth Lifestyle Fund’s, High Yield Bond Fund’s, International Opportunities Fund’s, Mid Cap Value Fund’s, Moderate Growth Lifestyle Fund’s, Small Cap Value Fund’s and U.S. Socially Responsible Fund’s (nine of the funds constituting VALIC Company II) Annual Report on Form N-CSR for the year ended August 31, 2020. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

Houston, Texas
February 04, 2021